Exhibit 4.13
IMPAX LABORATORIES, INC.
2001 NON-QUALIFIED EMPLOYEE STOCK PURCHASE PLAN
As amended and restated this 16th day of May, 2017
1.Purpose of Plan.
The purpose of the Impax Laboratories, Inc. 2001 Non-Qualified Employee Stock Purchase Plan, as amended and restated from time to time (the “Plan”), is to enhance employee interest in the success and progress of Impax Laboratories, Inc. (the “Company”) by encouraging employee ownership of Common Stock, $0.01 par value, of the Company (“Common Stock”). The Plan provides the opportunity to purchase Common Stock at a fifteen percent (15%) discount to the Fair Market Value (as defined below) through payroll deductions.
2.Eligible Employees.
Any employee (as determined by the Company in its sole discretion and without reference to any definition of employee under the Internal Revenue Code of 1986, as amended (the “Code”), or any other statutory or regulatory definition) of the Company or its subsidiaries designated by the Plan Committee (as defined below) for participation (except such executive officers of the Company or its subsidiaries as the Plan Committee may determine) is eligible to participate in the Plan, provided the employee:
(a)has attained the age of 21;
(b)is employed by the Company or any of its subsidiaries on the first day of each Purchase Period (as defined below);
(c)has been continuously employed by the Company or any of its subsidiaries (or any predecessor) for one calendar year preceding the effective date of participation; and
(d)has customary employment of a minimum of 20 hours per week during at least five months of the year.
Employees eligible to participate in the Plan as defined in this Section 2 are referred to as “Eligible Employees.”
3.Election to Participate.
Participation in the Plan is voluntary. Each employee who is an Eligible Employee may participate in the Plan by completing and delivering to the Company’s payroll department an Enrollment/Withdrawal Form. The completed Enrollment/Withdrawal Form must be received by the payroll department no later than 14 days prior to the beginning of a payroll period in order to participate in the Plan for that payroll period and subsequent payroll periods. Employees who timely elect to participate in the Plan in accordance with this Section 3 are referred to herein as “Participating Employees.”
An election to participate in the Plan authorizes the Company to withhold amounts from the Participating Employee’s paycheck for the payroll periods following timely submission of the Enrollment/Withdrawal Form. A Participating Employee may at any time increase or decrease his or her payroll deduction effective with the next payroll period by timely filing a new Enrollment/Withdrawal Form. So long as the Plan remains in effect, once an employee enrolls in the Plan, he or she will automatically continue participation on the same basis, unless he or she elects to change deduction amounts, withdraws from participation in the Plan, or becomes ineligible to participate in the Plan. Changes in deduction amounts or participation in the Plan must be communicated in writing to the Company’s payroll department through timely submission of a new Enrollment/Withdrawal Form.
4.Investing in the Plan.
Except as provided in Section 23 of the Plan, Participating Employees may not invest in the Plan through lump-sum contributions.

5.Payroll Deductions.
Elections for payroll deductions pursuant to the Plan must be made in whole dollar amounts and specified on the Enrollment/Withdrawal Form. The minimum dollar amount for payroll deductions is $10.00 per pay period for employees that are paid weekly and $20.00 per pay period for employees that are paid bi-weekly or semimonthly.
6.Use of Funds; No Interest Paid.
All funds received by the Company under the Plan will be included in the general funds of the Company and may be used by the Company for any corporate purpose. No separate account or trust fund will be established to hold funds received under the Plan. No interest will be paid to any Participating Employee for amounts invested in the Plan.
7.Purchases of Common Stock Under the Plan.
As of each Purchase Date (as defined in Section 8 of the Plan), each Participating Employee will be deemed to have purchased, without any further action, a number of whole and fractional shares of Common Stock determined by dividing the amount of his or her payroll deductions for the preceding Purchase Period (as defined below) by eighty-five percent (85%) of the Fair Market Value of a share of Common Stock as of the Purchase Date. Fractional shares purchased for a Purchase Period will be combined with purchases for subsequent Purchase Periods to make whole shares.
Purchase Periods begin on the first day of each of the Company’s accounting months and end on the day immediately preceding the commencement date of the following Purchase Period (each, a “Purchase Period”). The Plan Committee has the power to change the commencement date or duration of a Purchase Period with respect to any future Purchase Period if the change is announced at least 14 days prior to the scheduled beginning of the Purchase Period to be affected.
8.Purchase Price.
The purchase price for each whole or fractional share of Common Stock purchased under the Plan will be eighty-five percent (85%) of the Fair Market Value of the whole or fractional share on the first trading day of the Common Stock after the end of each calendar month (as opposed to accounting month, if different) on which it is administratively practicable to execute a purchase of shares of Common Stock (the “Purchase Date”).
“Fair Market Value” of the Common Stock as of a Purchase Date will be determined by the Plan Committee by any fair and reasonable means, including (a) if the Common Stock is listed for trading on a national securities exchange or is quoted in the over-the-counter market on the basis of last sales prices, the average of the high and low sales prices on the exchange or over-the-counter market on the Purchase Date or (b) if the Common Stock is not listed for trading on a national securities exchange or quoted in the over-the-counter market on the basis of last sales prices, but is traded in the over-the-counter market, the average of the bid and asked prices for the Common Stock at the close of business on the Purchase Date.
9.Investment Accounts.
All shares purchased under the Plan will be maintained by the Company in separate investment accounts (“Investment Accounts”) for each Participating Employee. Each Investment Account may be in the name of the Participating Employee or, if he or she so indicates on the Enrollment/Withdrawal Form, in the Participating Employee’s name jointly with a member of the Participating Employee’s family, with right of survivorship. A Participating Employee who is a resident of a jurisdiction that does not recognize a joint tenancy may have an Investment Account as tenant in common with a family member, without right of survivorship.
10.Sale or Transfer of Common Stock.
A Participating Employee may sell or transfer any Common Stock in his or her Investment Account at any time after purchase, subject to limitations, if any, imposed by applicable laws and procedures instituted by the Company. A sale may be made through the Company or outside of the Company by the Participating Employee’s own broker. Any sale or transfer is subject to any commission or other sales or transfer charges, which must be paid by the Participating Employee.

11.Limitation of Number of Shares that an Employee May Purchase.
A Participating Employee may not contribute more than $25,000 to the Plan through payroll deductions or lump-sum investments in the ESPP in one calendar year.

12.Shares Reserved for the Plan.
There will be reserved for issuance and purchase by Participating Employees under the Plan an aggregate of 2,000,000 shares of Common Stock, subject to adjustment as provided in Section 13 of the Plan. Shares subject to the Plan may be shares authorized but unissued, or shares that were once issued and subsequently reacquired by the Company. If reserved shares are not purchased by a Participating Employee for any reason or if a right to purchase terminates as provided in the Plan, the unpurchased shares will again become available for issuance under the Plan unless the Plan has been terminated, but the unpurchased shares will not increase the aggregate number of shares reserved for purchase under the Plan.
13.Adjustment in Case of Changes Affecting the Common Stock.
If the outstanding shares of Common Stock are subdivided or split, or a stock dividend is paid thereon, the number of shares reserved under this Plan will be adjusted proportionately, and the other provisions of the Plan may be adjusted as the Board of Directors of the Company may deem necessary or equitable. If any other change affecting the Common Stock occurs, the Board of Directors may make such adjustments as it deems equitable to give proper effect to such event.
14.Right as a Stockholder.
When at least one whole share of Common Stock is deemed purchased for a Participating Employee’s Investment Account, the Participating Employee will have all of the rights or privileges of a stockholder of the Company with respect to whole or fractional shares purchased under the Plan whether or not certificates representing full shares are issued. Any cash or stock dividend or other distribution on Common Stock held in a Participating Employee’s Investment Account will be credited to the Investment Account. Proxy information will be provided for each meeting of the Company’s stockholders so that each Participating Employee may vote his or her shares in accordance with his or her instruction. If no written instructions are received on a timely basis, the voting of shares in the Participating Employee’s Investment Account will be governed by the rules and policies of the NASDAQ Stock Market and the Securities and Exchange Commission.
15.Rights Not Transferable.
The right to participate in the Plan is not transferable by a Participating Employee and is exercisable during his or her lifetime only by him or her.
16.Withdrawing from the Plan.
A Participating Employee may withdraw from the Plan at any time by properly completing and delivering an Enrollment/Withdrawal Form to the payroll department at least 14 days prior to the payroll period in which participation is to end, with the withdrawal being effective as of the end of that payroll period and thereafter. After a Participating Employee properly withdraws from the Plan, the Company will deliver to the withdrawing employee the whole shares of Common Stock credited to the withdrawing employee’s Investment Account under the Plan and will sell any fractional shares in the open market and remit the net proceeds by check. A withdrawing employee may not participate in the Plan again until the second Purchase Period after the one in which the employee withdrew. To rejoin the Plan, a new Enrollment/Withdrawal Form must be submitted.

17.Death, Retirement or Termination of Employment.
If a Participating Employee dies or retires or if his or her employment is terminated for any reason, the Participating Employee’s participation in the Plan will end effective immediately and the amount of the employee’s uninvested contributions will be refunded to the employee, or in the case of death to his or her estate. The Company also will deliver to the employee or his or her estate the whole shares of Common Stock credited to the employee’s Investment Account under the Plan and will sell any fractional shares in the open market and remit the net proceeds by check.
18.Administration of the Plan.
The Plan will be administered, at the Company’s expense, by the Compensation Committee of the Board of Directors or any successor committee appointed by the Board of Directors (the “Plan Committee”). Subject to the express provisions of the Plan, the Plan Committee will have authority to interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to it, and to make all other determinations necessary or advisable in administering the Plan, all of which determinations will be final and binding upon all persons unless determined otherwise by the Board of Directors. The Plan Committee may delegate the day-to-day administration of the Plan and may request advice or assistance or employ such other persons as are necessary for proper administration of the Plan.
19.Amendment of the Plan.
The Board of Directors or its delegate may at any time, or from time to time, amend the Plan in any respect, except that no amendment shall be made (a) decreasing the number of shares to be reserved under the Plan (other than as provided in Section 13 of the Plan), or (b) permitting persons other than employees of the Company (as determined by the Company in its sole discretion) to participate in the Plan; provided, however, that the Plan may not be amended without the approval of the Company’s stockholders to the extent required by the rules of the securities exchange on which the Common Stock is traded or other applicable rules, regulations or laws.
20.Termination of the Plan.
The Plan and all rights of employees under the Plan will terminate: (a) on the Purchase Date that Participating Employees become entitled to purchase a number of shares greater than the number of reserved shares remaining available for purchase (and no such additional shares shall then be purchased); or (b) at any time, at the discretion of the Board of Directors or its delegate, after the completion of any Purchase Period. If the Plan terminates under clause (a), reserved shares remaining as of the termination date will be sold to Participating Employees on a pro rata basis.
21.Effective Date of Plan.
The Plan originally became effective on May 1, 2001, and this amendment and restatement is effective as of May 16, 2017.
22.Laws and Regulations.
The laws of the State of Delaware shall control all matters relating to this Plan, except to the extent superseded by the laws of the United States. The Plan and all rights and obligations of the Company and Participating Employees under the Plan are subject to all applicable federal, state, and foreign laws, rules and regulations, and to such approvals by regulatory or governmental agencies as may, in the opinion of counsel for the Company, be required. Restrictions may apply to the sale of shares of Common Stock by certain officers of the Company and those having similar responsibilities whom are subject to federal insider trading and short-swing profit rules.
23.Rules for Officers of the Company.

Because the federal securities laws and the Company’s Insider Trading Policy impose certain restrictions on the ability of officers of the Company and its subsidiaries to purchase Common Stock other than during certain “window periods,” these officers will be allowed to only make lump-sum investments in the Plan, and the Plan will purchase Common Stock on their behalf, as follows:
(a)Officers of the Company or its subsidiaries designated by the Plan Committee (“Designated Officers”) will be entitled to make lump-sum investments to the Plan at any time during a “window period”, as determined by the Plan Committee. An appropriate Enrollment/Withdrawal Form must be submitted to the Corporate Secretary.
(b)The Plan will purchase Common Stock for those Designated Officers making a lump-sum investment during a “window period” as soon as practicable after receipt of a check or other monetary instruments acceptable to the Company.
(c)Designated Officers may not make investments in the Plan other than as permitted in this Section 23.
(d)Designated Officers may not sell or otherwise transfer any of the Common Stock purchased on their behalf except in full compliance with applicable securities laws and the Company’s Insider Trading Policy.
(e)Except as otherwise described in this Section 23, the other provisions of the Plan will apply to purchases of Common Stock under the Plan by Designated Officers.

24.Tax Status of Plan.
The purchase of shares of Common Stock under the Plan will be made with “after-tax” dollars of Participating Employees. The amount deducted from a Participating Employee’s paycheck will have been subject previously to withholding of applicable income and employment taxes.
The Plan is not a qualified plan under the Code. Consequently, Participating Employees will realize income equal to the amount of the difference between the Fair Market Value of the Common Stock on the Purchase Date and the purchase price. Participating Employees also may realize a gain or loss on the sale of any Common Stock purchased under the Plan. Each employee is advised to consult with his or her own tax advisers prior to participation in the Plan.
The Company may make such provisions as it deems appropriate for withholding by the Company pursuant to federal or state tax laws of such amounts as the Company determines it is required to withhold in connection with the purchase or sale by a Participating Employee of any Common Stock acquired pursuant to the Plan. The Company may require a Participating Employee to satisfy any relevant tax requirements before authorizing any issuance of Common Stock to the Participating Employee.
25.ERISA.
The Plan is not subject to the Employee Retirement Income Security Act of 1974, as amended.
26.No Continued Employment.
The Plan does not confer any rights of continued employment upon any employee of the Company or any of its subsidiaries and it shall not be deemed to interfere in any way with the Company’s or its subsidiaries’ right to terminate, or otherwise modify, an employee’s employment at any time, with or without cause.
27.Effect of Plan.
The provisions of this Plan shall, in accordance with its terms, be binding upon, and inure to the benefit of, all successors of each current or former Participating Employee, including, without limitation, such Participating Employee’s estate and the executors, administrators or trustees thereof, heirs and legatees, and any receiver, trustee in bankruptcy, or representative of creditors of such Participating Employee.